INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Cullen Agricultural Holding Corp. (the “Company”) on Amendment No. 3 to Form S-1 (File No. 333-170165) of our report dated March 24, 2011, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of the Company as of December 31, 2010 and 2009, for the year ended December 31, 2010 and for the periods from June 3, 2009 (inception) through December 31, 2009 and 2010, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
Melville, New York
April 1, 2011